                                   FORM 15



Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                            Commission File Number 000-14557
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                  Power Test Investors Limited Partnership
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           (Exact name of registrant as specified in its charter)


    125 Jericho Turnpike, Jericho, New York  11753   Tel. (516) 338-2600
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 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                        Units of Partnership Interest
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           (Title of each class of securities covered by this Form)


                                     None
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


          Rule 12g-4(a)(1)(i)   [ x ]   Rule 12h-3(b)(1)(ii)  [   ]
          Rule 12g-4(a)(1)(ii)  [   ]   Rule 12h-3(b)(2)(i)   [   ]
          Rule 12g-4(a)(2)(i)   [   ]   Rule 12h-3(b)(2)(ii)  [   ]
          Rule 12h-3(b)(1)(i)   [ x ]   Rule 15d-6            [   ]

     Approximate number of holders of record as of the certification or notice date:


                                      1
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     Pursuant to the requirements of the Securities Exchange Act of 1934, Power
Test Investors Limited Partnership has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



DATE: January 30, 1998                 BY: /s/ Leo Liebowitz
      --------------------                -------------------------
                                          Leo Liebowitz
                                          President of CLS General Partnership
                                          Corp., general partner of Power Test
                                          Investors Limited Partnership